Exhibit 99.1

FARO Reports First Quarter 2018 Financial Results
LAKE MARY, FL, April 25, 2018 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for 3D factory, construction BIM, product design, and public safety forensics, today announced its financial results for the first quarter ended March 31, 2018. Highlights from the quarter included:

•	Quarterly sales of $92.8 million, up 13.8% year-over-year

•	Construction BIM segment quarterly sales of $22.7 million, up 19.8% year-over-year

•	Increased gross margin year-over-year to 57.9% for the quarter

•	Decreased G&A expense to 11.9% of sales, down 1.2 percentage points year-over-year

“Our first quarter performance provides another quarter that validates our vertical market strategy and growth initiatives with our third consecutive quarter of double digit sales growth and gross margin increase year-over-year,” stated Dr. Simon Raab, President and Chief Executive Officer. “We continued our innovation in the construction BIM market by releasing FARO BuildIT Construction software to leverage laser scanner technology to eliminate waste and enhance quality control in construction projects. Our emerging verticals of product design and public safety forensics combined to deliver strong year-over-year sales growth, demonstrating the high growth potential in these markets and the returns associated with our sales headcount investments. Quarterly earnings were affected by our intentional acceleration of R&D activities for the fast-growing BIM and 3D machine vision markets. In the quarter, we kicked off our global lean continuous improvement initiative named FARO Best! to further drive efficiencies and improvement in operating margin. With these initiatives and continued investment in R&D, both organically and through the acquisition of strong talent and technologies, we continue to provide more value to our customers and shareholders.”

Total sales increased by $11.2 million, or 13.8%, to $92.8 million for the quarter ended March 31, 2018 from $81.6 million for the quarter ended March 31, 2017. Our sales increase was primarily driven by a strong increase in product unit sales in our construction BIM segment, higher average selling prices in our 3D factory segment, and continued service revenue growth. New order bookings increased by $9.2 million, or 10.6%, to $96.1 million for the quarter ended March 31, 2018 from $86.9 million for the quarter ended March 31, 2017.

Gross margin for the quarter was 57.9%, up 4.3 percentage points compared with 53.6% in the same prior year period, reflecting a strong increase in our product gross margin, mostly due to higher average selling prices especially in our 3D factory segment and improved manufacturing efficiencies with our volume increases in the construction BIM and public safety forensics verticals.

Operating income was $0.7 million for the first quarter of 2018, reflecting an increase of $2.7 million compared with an operating loss of $2.0 million in the first quarter last year. This increase was primarily driven by the execution of our strategic initiatives to deliver double digit sales growth and a strong increase in gross margin by developing next-generation, market-leading products and expanding our sales headcount across our vertical markets.

Net income for the first quarter of 2018 was $0.5 million or $0.03 per share, compared with a net loss of $1.5 million or $0.09 per share in the first quarter last year.

As of March 31, 2018, cash and short-term investments totaled $149.8 million, of which $93.9 million was held by foreign subsidiaries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, FARO’s product development and product launches, FARO's growth, strategic and continuous improvement initiatives and FARO's growth potential. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward -looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations in foreign exchange rates; and

•
other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part II, Item 1A. Risk Factors in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	Factory Metrology - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	3D Machine Vision - 3D vision for both control and measurement to the manufacturing floor through 3D sensors and custom solutions

•	Construction BIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire, plan security activities and provide virtual reality training for public safety personnel

•	Product Design - Capture detailed and precise 3D data from existing products permitting CAD analysis and redesign, after market design and legacy part replication

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM, FARO Cobalt Array Imager, and Tracer product lines. The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2018	March 31, 2017
Sales
Product	$70,581	$62,380
Service	22,253	19,182
Total sales	92,834	81,562
Cost of Sales
Product	26,884	27,058
Service	12,164	10,755
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	39,048	37,813
Gross Profit	53,786	43,749
Operating Expenses
Selling and marketing	28,271	22,872
General and administrative	11,073	10,699
Depreciation and amortization	4,343	3,718
Research and development	9,406	8,466
Total operating expenses	53,093	45,755
Income (loss) from operations	693	(2,006)
Other expense (income)
Interest income	(73)	(82)
Other expense, net	184	8
Income (loss) before income tax expense (benefit)	582	(1,932)
Income tax expense (benefit)	127	(471)
Net income (loss)	$455	$(1,461)
Net income (loss) per share - Basic	$0.03	$(0.09)
Net income (loss) per share - Diluted	$0.03	$(0.09)
Weighted average shares - Basic	16,837,754	16,684,164
Weighted average shares - Diluted	17,142,770	16,684,164

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$138,826	$140,960
Short-term investments	10,957	10,997
Accounts receivable, net	71,631	72,105
Inventories, net	58,376	53,786
Prepaid expenses and other current assets	19,119	16,311
Total current assets	298,909	294,159
Property and equipment:
Machinery and equipment	69,355	66,514
Furniture and fixtures	6,853	6,945
Leasehold improvements	20,230	19,872
Property and equipment at cost	96,438	93,331
Less: accumulated depreciation and amortization	(64,907)	(61,452)
Property and equipment, net	31,531	31,879
Goodwill	54,511	52,750
Intangible assets, net	25,399	22,540
Service and sales demonstration inventory, net	41,703	39,614
Deferred income tax assets, net	15,738	15,606
Other long-term assets	2,861	2,030
Total assets	$470,652	$458,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,145	$11,569
Accrued liabilities	24,367	27,362
Income taxes payable	2,104	4,676
Current portion of unearned service revenues	30,976	29,674
Customer deposits	2,456	2,604
Total current liabilities	71,048	75,885
Unearned service revenues - less current portion	12,531	11,815
Deferred income tax liabilities	700	695
Income taxes payable - less current portion	15,952	15,952
Other long-term liabilities	2,092	2,165
Total liabilities	102,323	106,512
Commitments and contingencies
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,416,020 and 18,277,142 issued, respectively; 16,955,679 and 16,796,884 outstanding, respectively	18	18
Additional paid-in capital	231,209	223,055
Retained earnings	171,444	168,624
Accumulated other comprehensive loss	(2,608)	(7,822)
Common stock in treasury, at cost; 1,460,341 and 1,480,258 shares, respectively	(31,734)	(31,809)
Total shareholders’ equity	368,329	352,066
Total liabilities and shareholders’ equity	$470,652	$458,578

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2018	March 31, 2017
Cash flows from:
Operating activities:
Net income (loss)	$455	$(1,461)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,343	3,718
Stock-based compensation	1,553	1,417
Provision for bad debts	24	89
Loss on disposal of assets	127	77
Provision for excess and obsolete inventory	312	567
Deferred income tax (benefit) expense	(128)	6
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	1,808	1,722
Inventories	(5,208)	(2,480)
Prepaid expenses and other current assets	(936)	(1,181)
(Decrease) increase in:
Accounts payable and accrued liabilities	(4,846)	(2,442)
Income taxes payable	(2,571)	(618)
Customer deposits	(213)	(123)
Unearned service revenues	1,231	430
Net cash used in operating activities	(4,049)	(279)
Investing activities:
Purchases of property and equipment	(2,243)	(1,745)
Payments for intangible assets	(650)	(332)
Acquisition of businesses	(3,966)	—
Net cash used in investing activities	(6,859)	(2,077)
Financing activities:
Payments on capital leases	(46)	(2)
Proceeds from issuance of stock related to stock option exercises	6,785	268
Net cash provided by financing activities	6,739	266
Effect of exchange rate changes on cash and cash equivalents	2,035	1,779
Decrease in cash and cash equivalents	(2,134)	(311)
Cash and cash equivalents, beginning of period	140,960	106,169
Cash and cash equivalents, end of period	$138,826	$105,858

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2018	March 31, 2017
Net income (loss)	$455	$(1,461)
Currency translation adjustments, net of income tax	5,214	4,159
Comprehensive income	$5,669	$2,698

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

(revenue in thousands)	Q1 2018 Revenue	Q1 2017 Revenue	% Change
Reporting Segments
3D Factory(1)	$61,358	$57,222	7.3%
Construction BIM(2)	22,682	18,941	19.8%
Emerging Verticals(3)	8,794	5,399	62.9%
Total	$92,834	$81,562	13.8%

(1) The 3D Factory reporting segment (formerly known as Factory Metrology) includes our Factory Metrology and 3D Machine Vision verticals.
(2) The Construction BIM reporting segment contains solely our Construction BIM vertical (formerly known as Construction BIM-CIM).
(3) The Emerging Verticals reporting segment (formerly known as Other) includes our Product Design and Public Safety Forensics verticals.